[FSSCI LETTERHEAD]


                                October 18, 1996

Dear FSSCI Shareholder:

     Notice is hereby given that the meeting (the "Special Meeting") of the shareholders of Fort Sutter Surgery Center, Inc. ("FSSCI"), at which the FSSCI shareholders will consider and vote on the proposed merger (the "Merger") of a wholly-owned subsidiary of HEALTHSOUTH Corporation ("HEALTHSOUTH") with and into FSSCI, originally scheduled for October 17, 1996, has been rescheduled to October 30, 1996. The rescheduled Special Meeting will be held on October 30, 1996 at 6:00 p.m. at the offices of Diepenbrock, Wulff, Plant & Hannegan, 300 Capitol Mall, Suite 1600, Sacramento, California. In connection with the rescheduled Special Meeting and the Merger, please find enclosed:

     1. A brief supplement (the "Supplement") to the original meeting notice and Prospectus- Proxy Statement relating to the Merger previously sent to you on September 27, 1996;

     2. A new Proxy relating to the  rescheduled  Special Meeting (the "Proxy");
and

     3. For your convenience, an additional copy of the original meeting notice and Prospectus- Proxy Statement.

     The Supplement contains certain additional information relating to the Merger that the Board of Directors of FSSCI (the "Board") has deemed appropriate to provide to the FSSCI shareholders in connection with the Special Meeting. THERE HAS BEEN NO CHANGE IN THE ECONOMIC OR OTHER CONTRACTUAL TERMS OF THE MERGER.

     After careful consideration, the Board continues to believe that the Merger is fair to and in the best interests of the FSSCI shareholders. THE BOARD CONTINUES TO UNANIMOUSLY RECOMMEND THAT THE FSSCI SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER.

     You are cordially invited to attend the rescheduled Special Meeting in person. WHETHER OR NOT YOU INTEND TO ATTEND THE RESCHEDULED SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE. If you attend the rescheduled Special Meeting and desire to revoke your Proxy and vote in person, you may do so. In any event, your Proxy may be revoked at any time before it is voted.

     PLEASE NOTE THAT THE ORIGINAL PROXY CARD PREVIOUSLY DISTRIBUTED TO YOU ON SEPTEMBER 27, 1996 IS NO LONGER EFFECTIVE. EVEN IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE PRIOR PROXY CARD, YOU ARE REQUIRED TO SIGN THE ENCLOSED REVISED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE IF YOU DESIRE TO VOTE BY PROXY.

     Please feel free to call Cindy at 456-5481 or Dave at 454-6677 if you have any questions.

DAVID B. COWARD, M.D.                                   CYNTHIA LEATHERS
President                                               Assistant Secretary

                        SUPPLEMENT DATED OCTOBER 18, 1996
                                     TO THE
         PROSPECTUS OF HEALTHSOUTH CORPORATION DATED SEPTEMBER 27, 1996
                                       AND
       MEETING NOTICE/PROXY STATEMENT OF FORT SUTTER SURGERY CENTER, INC.,
                          EACH DATED SEPTEMBER 27, 1996

     This Supplement is being furnished to the holders (the "FSSCI Shareholders") of the common stock of Fort Sutter Surgery Center, Inc. ("FSSCI") as of the close of business on October 14, 1996, as a supplement to the meeting notice and Prospectus-Proxy Statement dated September 27, 1996 (the "Prospectus-Proxy Statement") previously distributed in connection with the special meeting of the FSSCI Shareholders (the "Special Meeting") to be held to consider and vote upon a proposal to approve (i) the Plan and Agreement of Merger, dated as of August 13, 1996, among FSSCI, HEALTHSOUTH Corporation, a
Delaware corporation ("HEALTHSOUTH"), and FSSCI Acquisition Corporation, a California corporation (the "Subsidiary") that is wholly owned by HEALTHSOUTH (as it may be amended, supplemented or otherwise modified from time to time, the "Plan"), pursuant to which, among other things, the Subsidiary will be merged with and into FSSCI upon the terms and subject to the conditions contained in the Plan (the "Merger"), and FSSCI will become a wholly-owned subsidiary of HEALTHSOUTH, as described in the Prospectus-Proxy Statement and (ii) the related Merger Agreement to be filed with the California Secretary of State to effect the Merger (including certain amendments to FSSCI's Amended and Restated Articles of Incorporation), and to consider and act upon such other matters as may properly come before the Special meeting, and any adjournments or postponements thereof.

     THIS SUPPLEMENT IS INTENDED TO BE PART OF AND READ TOGETHER WITH THE PROSPECTUS-PROXY STATEMENT AND, EXCEPT AS EXPRESSLY SUPPLEMENTED OR MODIFIED IN THIS SUPPLEMENT, THE PROSPECTUS-PROXY STATEMENT CONTINUES TO BE IN FULL FORCE AND EFFECT. Capitalized terms used in this Supplement and not otherwise defined shall have the meanings assigned to such terms in the Prospectus-Proxy Statement.

     1. The Special Meeting originally scheduled for October 17, 1996 has been rescheduled to October 30, 1996. The Board of Directors of FSSCI (the "Board") has fixed the close of business on October 14, 1996 as the record date (the "Record Date") for determining the shareholders entitled to receive notice of and to vote at the rescheduled Special Meeting. For purposes of determining the number of shares of HEALTHSOUTH Stock to be issued to the FSSCI Shareholders in the manner described in the Prospectus-Proxy Statement in "THE MERGER - Terms of the Merger," the last day of the 20-day period referenced therein will be the last trading day before the new date of the rescheduled Special Meeting.

     2. As discussed in the Prospectus-Proxy Statement under "THE MERGER - Background of the Merger", in October 1995 HEALTHSOUTH acquired the outstanding stock of SSCI (then held by Sutter Ambulatory Care Corporation and other persons and entities) in a transaction (the "SSCI Acquisition") pursuant to which SSCI became a wholly-owned subsidiary of HEALTHSOUTH. In connection with the SSCI Acquisition, FSSCI began discussions with HEALTHSOUTH concerning a potential transaction between FSSCI and HEALTHSOUTH, which discussions ultimately resulted in the execution of the Plan on August 13, 1996.

     3. In connection with its initial evaluation of the proposed Plan and Merger, the Board of Directors of FSSCI (the "Board") considered, among other things, the fact that the consideration paid in the SSCI Acquisition implied a value of SSCI equal to a multiple of approximately 8.9 times the "last twelve months ("LTM")" operating income of SSCI (based solely on publicly-available information available to FSSCI's financial advisors), as opposed to an implied value of the Partnership in the Merger equal to a multiple of approximately 5.9 times the 1995 operating income of the Partnership (and approximately 4.7 times the LTM operating income of the Partnership). The Board considered, among other things, that SSCI had a significant equity or contractual interest in 12 different surgery centers, while the Partnership owns and operates only two surgery centers. The Board determined, and continues to believe, that the Merger is fair to and in the best interest of the FSSCI Shareholders notwithstanding the difference in the approximate operating income multiple implied in the SSCI Acquisition as compared with the approximate multiple implied by the Merger. See "THE MERGER - Reasons for the Merger; Recommendation of the Board, and - Opinion of Financial Advisor to FSSCI".

     4. In connection with the Merger and following discussions between certain officers of FSSCI and a shareholder of FSSCI, the Board retained special litigation counsel to analyze and advise the Board with respect to the viability of potential claims, if any, that FSSCI might assert against certain parties to (or involved in) the SSCI Acquisition. At a special meeting of the Board held on October 14, 1996, special litigation counsel, without making any specific conclusion regarding the likelihood of success for any such claim or the damages that might be involved if any such claim were successful, reviewed with the Board certain issues relating to (i) the general nature and perceived viability of potential claims and (ii) certain substantive and procedural considerations in asserting and litigating these claims. Special litigation counsel also responded to questions from members of the Board. Following this discussion and further discussion among the Board members, the Board determined that it remained in the best interests of the FSSCI Shareholders to proceed with the Merger and not to pursue any such potential claims. The Board considered, among other things, the perceived burdens and benefits to all of the FSSCI Shareholders of pursuing potential claims, in light of the potential adverse substantive and procedural issues involved in such claims, as opposed to proceeding with the Merger. The Board also considered the possible adverse substantive, procedural and practical effects on the ability of FSSCI (or the FSSCI Shareholders on behalf of FSSCI) to pursue any such claims if the Merger were approved by the FSSCI Shareholders and subsequently consummated. Any FSSCI Shareholder desiring further information on the effect of the Merger (or such FSSCI's Shareholder's vote on the Merger) on the rights (if any) of such FSSCI Shareholder to pursue such claims following the Merger, either in the context of a dissenters' rights proceeding or otherwise, is advised to consult with his or her own legal advisor prior to the Special Meeting. For further information regarding dissenters' rights, see "RIGHTS OF DISSENTING SHAREHOLDERS" in the Prospectus-Proxy Statement.

     5. THE BOARD CONTINUES TO BELIEVE THAT THE PLAN AND THE MERGER, THE TERMS OF WHICH HAVE NOT CHANGED, ARE FAIR TO AND IN THE BEST INTERESTS OF THE FSSCI SHAREHOLDERS AND, ACCORDINGLY, THE BOARD CONTINUES TO UNANIMOUSLY RECOMMEND THAT THE FSSCI SHAREHOLDERS VOTE FOR THE PLAN AND THE MERGER.

         --------------------------------------------------------------

     Although the terms of the Merger have not changed, the Board determined that it was appropriate to reschedule the Special Meeting to October 30, 1996 to allow the FSSCI Shareholders to consider the foregoing information. EVEN IF YOU HAVE SIGNED AND RETURNED THE ORIGINAL PROXY CARD, YOU ARE REQUIRED TO SIGN THE ENCLOSED REVISED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IF YOU DESIRE TO VOTE BY PROXY. The provisions in the Prospectus-Proxy Statement relating to the voting and revocation of proxies discussed under the heading "THE SPECIAL MEETING - Voting and Revocation of Proxies" shall continue to apply to the new form of Proxy attached hereto.

                                      PROXY

                        FORT SUTTER SURGERY CENTER, INC.

     This Proxy is solicited on behalf of the Board of Directors of Fort Sutter Surgery Center, Inc. The undersigned hereby appoints David B. Coward or Cynthia Leathers, and each of them, proxies, each with full powers of substitution, to vote the shares of Common Stock, without par value of Fort Sutter Surgery Center, Inc. ("FSSCI") which the undersigned could vote if personally present at the Special Meeting of Stockholders of FSSCI to be held at Diepenbrock, Wulff, Plant & Hannegan, LLP, 300 Capitol Mall, Suite 1600, Sacramento, California, on October 30, 1996 at 6:00 p.m. Pacific Time, and any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Item 1. Any stockholder who wishes to withhold the discretionary authority referred to in Item 2 below should mark a line through the entire Item.

     1. Approval and adoption of (i) a Plan and Agreement of Merger, dated as of August 13, 1996, attached as Annex A to the Prospectus-Proxy Statement that has been transmitted in connection with the Special Meeting, pursuant to which FSSCI Acquisition Corporation, a wholly-owned subsidiary of HEALTHSOUTH Corporation ("HEALTHSOUTH"), will merge (the "Merger") with and into FSSCI, and shareholders of FSSCI will receive a specified number of shares of HEALTHSOUTH Common Stock for each share of FSSCI Common Stock surrendered for exchange, all as described in said Prospectus-Proxy Statement and (ii) the related Agreement of Merger to be filed to effect the Merger (including the amendments to FSSCI's Amended and Restated Articles of Incorporation described therein).

                FOR           AGAINST             ABSTAIN
                [ ]             [ ]                 [ ]

     2. In their discretion to act upon any matters incidental to the foregoing and such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The undersigned hereby acknowledges receipt of the Notice of the rescheduled Special Meeting and the related Supplement, each dated October 18, 1996, together with the Prospectus- Proxy Statement dated September 27, 1996, all of which are furnished herewith.

Dated: ________________________              Signature(s)

                                             ___________________________________


                                             ___________________________________

                                             (Please  sign  exactly and as fully
                                             as your name  appears on your stock
                                             certificate.  If  shares  are  hold
                                             jointly,  each  stockholder  should
                                             sign.)